DUPLICATE

Number: C0971393

BRITISH COLUMBIA

CERTIFICATE
OF
CONTINUATION

BUSINESS CORPORATIONS ACT

I Hereby Certify that CANYON COPPER CORP., which was duly registered as an extraprovincial company under the laws of British Columbia with certificate number A0077843, has continued into British Columbia from the Jurisdiction of Nevada, under the Business Corporations Act, with the name CANYON COPPER CORP. on May 31, 2013 at 08:54 AM Pacific Time.

Issued under my hand at Victoria, British Columbia
On May 31, 2013

CAROL PREST
Registrar of Companies
Province of British Columbia
Canada